Exhibit 10.1

AMENDMENT TO MANAGEMENT AGREEMENT

This AMENDMENT TO MANAGEMENT AGREEMENT (this “Amendment”), dated as of May 14, 2014 is made by and between Navios Maritime Acquisition Corporation, a Marshall Islands corporation (“NMAC”) and Navios Tankers Management Inc., a Marshall Islands corporation (“Tankers Management”, and together with NMAC, the “Parties”) and amends the Management Agreement (the “Agreement”) entered into between NMAC and Navios Shipmanagement Inc. (“Shipmanagement”) on May 28, 2010 as such Agreement was assigned to Tankers Management via an assignment agreement among the Parties and Shipmanagement dated September 10, 2010 and subsequently amended. Capitalized terms used and not otherwise defined in this Amendment shall have the meanings given them in the Agreement.

W I T N E S S E T H:

WHEREAS, the Parties desire to amend the Agreement.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.	The fourth paragraph of the first page of the Agreement shall be amended and restated in its entirety as follows:

“NOW THEREFORE, the parties agree that, in consideration for the Manager providing the commercial and technical management services set forth in Schedule “A” to this Agreement (the “Services”), and subject to the Terms and Conditions set forth in Article I attached hereto, Navios Acquisition shall (i) during the initial two (2) years of this Agreement, pay to the Manager the fees set forth in Schedule “B” to this Agreement (the “Fees”) and, if applicable, the Extraordinary Fees and Costs and (ii) during the remaining four (4) years (expiring on May 28, 2020), reimburse the Manager for the actual costs and expenses incurred by the Manager in the manner provided for in Schedule “B” to this Agreement (the “Costs and Expenses”).”

2.	The first paragraph of Section 6 of Article I shall be amended and restated in its entirety as follows:

“Section 6: Service Fee/Reimbursement of Costs and Expenses. In consideration for the Manager providing the Services, (i) during the initial two (2) years of this Agreement, Navios Acquisition shall pay the Manager the Fees as set out in Schedule “B” to this Agreement and the Extraordinary Fees and Costs, if applicable, and (ii) during the remaining four (4) years (expiring on May 28, 2020) of the initial term of this Agreement, Navios Acquisition shall reimburse the Manager for the actual costs and expenses incurred by the Manager in the manner provided for in Schedule “B”.

3.	The first paragraph of Section 9 of Article I shall be amended and restated in its entirety as follows:

“Section 9: Term and Termination. With respect to each of the Vessels, this Agreement shall commence on the May 29, 2014 and shall continue for six (6) years (as more specifically described on Schedule “B” to this Agreement), unless terminated by either party hereto on not less than one hundred and twenty (120) days’ notice if:”

4.	Item 21 of Schedule “A” shall be amended and restated in its entirety as follows:

“The Manager shall make arrangements as instructed by the Classification Society of each Vessel for the intermediate and special survey of each Vessel with all costs in connection with passing such surveys (including dry-docking) and satisfactory compliance with class requirements will be borne by Navios Acquisition.”

5.	The first and second paragraphs of Schedule “B” shall be amended and restated in their entirety as follows:

“In consideration for the provision of the Services listed in Schedule “A” by the Manager to Navios Acquisition, Navios Acquisition shall, during the initial two (2) years of this Agreement, pay the Manager a fixed daily fee of US$7,000 per owned LR 1 product tanker vessel and $6,000 per owned MR2 product tanker vessel and chemical tanker vessel, and $9,500 per VLCC tanker vessel, payable on the last day of each month, as set forth in the table below. Navios Acquisition’s payment to the Manager for dry-docking expenses shall be at-cost for all vessels.

During the remaining four (4) years of the of this Agreement, within forty-five (45 days after the end of each month), the Manager shall submit to Navios Acquisition for payment an invoice for reimbursement of the Costs and Expenses in connection with the provision of the Services listed in Schedule “A” by the Manager to Navios Acquisition for such month. Costs and Expenses shall be determined in a manner consistent with how the fixed daily fee payable during the first two (2) years of the of this Agreement was calculated and each statement will contain such supporting detail as may be reasonably required to validate such amounts due. Navios Acquisition shall make payment within fifteen (15) days of the date of each invoice. All invoices for Services are payable in U.S. dollars.”

6.	Full Force and Effect. Except as modified by this Amendment, all other terms and conditions in the Agreement shall remain in full force and effect.

7.	Effect. Unless the context otherwise requires, the Agreement, as amended, and this Amendment shall be read together and shall have effect as if the provisions of the Agreement, as amended, and this Amendment were contained in one agreement. After the effective date of this Amendment, all references in the Agreement to “this Agreement,” “hereto,” “hereof,” “hereunder” or words of like import referring to the Agreement shall mean the Agreement, as amended, as further modified by this Amendment.

8.	Counterparts. This Amendment may be executed in separate counterparts, all of which taken together shall constitute a single instrument.

[Remainder of page intentionally left blank. Signature page to follow.]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the day and year first above written.

NAVIOS MARITIME ACQUISITION CORPORATION

/s/ Leonidas Korres
By:	Leonidas Korres
Title:	Chief Financial Officer

NAVIOS TANKERS MANAGEMENT INC.

/s/ Efstratios Desypris
By:	Efstratios Desypris
Title:	President/Director

[Signature Page - Amendment to Management Agreement]